Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 25, 2022, relating to the financial statements of ProPetro Holding Corp. and Subsidiary, and the effectiveness of ProPetro Holding Corp.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of ProPetro Holding Corp. for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/S/ DELOITTE & TOUCHE LLP

Houston, Texas

November 4, 2022